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         EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


Presented below is the calculation of the Registrant's primary and fully diluted earnings per share required by Item 601(b)(11) of Regulation S-K.



                                                                                    YEAR-ENDED
                                                             -----------------------------------------------------------
                                                             June 30, 1995         June 26, 1994         June 27, 1993
PRIMARY
     Net income                                                $1,808                   $ (842)               $ (448)
                                                               ======                   =======               =======

     Average common share outstanding                           1,991                    1,991                 2,003
     Common stock equivalents - net effect of the
         assummed exercise of stock options --based
         on the treasury stock method using average
         market price                                             110                      ---                   ---
                                                               ------                   ------                ------
             Average primary share outstanding                  2,101                    1,991                 2,003
                                                               ======                   ======                ======


     Primary earnings per share                                $  .86                   $ (.42)               $ (.22)
                                                               ======                   ======                ======


FULLY DILUTED

     Net income                                                $1,808                   $ (842)               $ (448)
                                                               ======                   ======                ======


     Average common shares outstanding                          1,991                    1,991                 1,991
     Common stock equivalents - net effect of the
        assumed exercise of stock options -- based
        on the treasury stock method using average
        market price or year-end market price,
        whichever was higher                                      118                      ---                   ---
                                                               ------                   ------                ------
            Average fully diluted shares outstanding            2,109                    1,991                 1,991
                                                               ======                   ======                ======

Fully diluted earnings per share                               $  .86                   $ (.42)               $ (.22)
                                                               ======                   ======                ======



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